UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                                   FORM 8-K

              CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
                  THE SECURITIES AND EXCHANGE ACT OF 1934

       Date of report (Date of Earliest Event Reported:  (04-22-99)

                    GENERAL MOTORS ACCEPTANCE CORPORATION
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              (Exact name of registrant specified in its charter)

                                    Delaware
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      (State or other jurisdiction of incorporation or organization)

          1-3754                                 38-0572512
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  (Commission File No.)              (I.R.S. Employer Identification No.)

        3044 West Grand Boulevard, Detroit, Michigan        48202
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                                 313-556-1508
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          (Registrant's telephone number, including area code)


ITEM 5.  OTHER EVENTS

	General Motors Acceptance Corporation (GMAC) reported first quarter 1999 consolidated net income of $392 million, up 12% from $349 million earned in the first quarter of 1998.

	For the quarter, net income from automotive financing operations of $229 million was down 7% from $246 million earned last year because of a significantly lower effective tax rate a year ago. On a pre-tax basis, earnings of $389 million were up 7% from $365 million earned in the first quarter of 1998 due to increased asset levels.

	GMAC Insurance Holdings, Inc. generated net income of $65 million in the first quarter of 1999, down 19% from $80 million earned last year. Earnings were lower due to reduced investment income and underwriting results.
Investment income declined from a year ago due to falling interest rates and a shift in asset mix toward equity securities.

	GMAC Mortgage Group, Inc. had its best quarter in history, a reflection of its strengthening competitive position in the industry. Net income of $98 million in the first quarter of 1999 represented an increase of $75 million from last year. Earnings were enhanced by improved liquidity and tighter credit spreads in the capital markets and, in part, reflect the benefit of certain asset positions carried over from the prior quarter. The strong year-over-year comparison also reflects unusually low earnings in the first quarter of 1998 which were negatively impacted by accelerated prepayment experience on mortgage assets.

                                  SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf the undersigned hereunto duly authorized.


                                     GENERAL MOTORS ACCEPTANCE CORPORATION
                                     -------------------------------------
                                                  (Registrant)




Dated:     April 22, 1999            By
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                                     s/  Gerald E. Gross
                                     -------------------------------------
                                     Gerald E. Gross, Comptroller